Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61322



                           PROSPECTUS SUPPLEMENT NO. 1
                       (to prospectus dated June 19, 2001)

                          BIOMARIN PHARMACEUTICAL INC.


                        5,621,960 Shares of Common Stock
                                par value $.001



                         ------------------------------



The prospectus of BioMarin Pharmaceutical Inc. dated June 19, 2001 relating to the sale of BioMarin's common stock from time to time by certain selling stockholders is hereby supplemented as set forth below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated June 19, 2001. This prospectus supplement is incorporated by reference into the prospectus. You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

The following table of selling stockholders reflects changes due to the transfer by Caduceus Capital Trust, Caduceus Capital II, LP, PW Eucalyptus Fund, L.L.C. and PW Eucalyptus Fund, Ltd. of warrants to purchase, in the aggregate, 159,000 shares of BioMarin common stock. The registration statement of which the prospectus was a part registered the shares of common stock issuable upon exercise of these warrants. The following table lists the selling stockholder not previously identified in the prospectus, the aggregate number of shares of common stock beneficially owned by such selling stockholder as of September 1, 2002, and the aggregate number of shares of common stock that the selling stockholder may offer and sell pursuant to the prospectus. The selling stockholder named below will not own 1% or more of our common stock after completion of this offering.



                                                           Number of Shares
                                                           Beneficially        Number of
                                                           Owned Prior to      Shares Offered
     Name                                                  Offering            Hereby
     ----                                                  ----------------    ------------
     Highbridge International LLC (1).....................          159,000         159,000



(1) Highbridge Capital Management, as managing member of Highbridge International LLC, has sole voting and investment control over these securities.


               The date of this Prospectus Supplement is September 13, 2002